Former Amazon Executive Joins CarParts.com as Chief Operating Officer

Omnichannel leader, Michael Huffaker, brings extensive retail and operational experience and profitable business acumen to growing executive team

TORRANCE, Calif., December 5, 2022 -- CarParts.com, (NASDAQ: PRTS) a leading e-commerce provider of automotive parts and accessories, and a one-stop shop for vehicle repair and maintenance needs, announces the hiring of tenured industry leader Michael Huffaker as Chief Operating Officer effective today.

Huffaker brings with him unparalleled e-commerce and brick-and-mortar expertise, having most recently served as Vice President, Category Leader, for Amazon Fresh Grocery. He has a history of step-change performance improvement in the businesses he has managed, including known, best-in-class retailers. Huffaker’s interest in the B2B sector also allows for an opportunity in a currently fragmented space, as he sees the potential to double down on the level of service that can be offered. Laser focused on building and scaling supply chains, product and business management, and building large, diverse teams, Huffaker’s approach aligns with the long-term strategy and vision of CarParts.com.

"As we look to the future of CarParts.com and what is needed to take our business to the next level, Michael was the obvious choice for COO,” said David Meniane, CEO. “It is clear he is a customer-centric executive with the financial discipline and operational excellence required to not only succeed but thrive within our organization. We believe he will be a great cultural fit, his skills and mindset mirror those of the company, and together we can accomplish great things.”

As COO, Huffaker is responsible for ensuring customers receive a world-class experience, from the moment they place an order to the time it arrives on their doorstep. “I’ve been following the trajectory of CarParts.com for some time now, and it’s impressive to see their growth, success, and impact on the industry,” said Huffaker. “I look forward to identifying areas of opportunity, specifically focusing on delivery speed, safety, and reliability, and applying my background to various sectors of the business. I am confident we can enhance operations, accuracy, and profitability for the company today and in the years to come.”

On the heels of its 11th consecutive quarter of double-digit revenue growth and four strategic executive appointments this year, CarParts.com remains dedicated to being a disruptive platform that is customer focused. To continuously stay ahead of the curve, the organization is regularly making strides that support the evolution of the business, focusing on positive unit economics, free cash flow generation, operational efficiencies, and delivering an outstanding customer experience.

About CarParts.com

With over 25 years of experience, and more than 50 million parts delivered, we've streamlined our website and sourcing network to better serve the way drivers get the parts they need. Utilizing the latest technologies and design principles, we've created an easy-to-use, mobile-friendly shopping experience that, alongside our own nationwide distribution network and vertically integrated supply chain, cuts out the brick-and-mortar supply chain costs and provides quality parts at competitive pricing.

Our proprietary catalog is constantly expanding, and we continue to add new products, applications, sets, and kits for house brands, as well as premium branded products.

CarParts.com is headquartered in Torrance, California.

Investor Relations:
Ryan Lockwood
IR@carparts.com

Media Relations:
Tina Mirfarsi
tina@carparts.com